Exhibit 99.1

Cubic Reports Second Quarter Fiscal Year 2017 Financial Results and Updates Guidance

•	Sales of $343.7 million for the quarter and $678.4 million for the six-month period.
•	Net income of $0.5 million or $0.02 per share for the quarter and net loss of $2.4 million, or $0.09 per share for the six-month period.
•	Adjusted EBITDA(1) of $16.8 million for the quarter and $36.9 million for the six-month period.
•	Cash flows from operating activities of $11.0 million for the six-month period compared to cash used in operations of $37.7 million last year.
•	Total backlog of $2.626 billion as of March 31, 2017.
•	Sales guidance for fiscal 2017 revised to $1.50 billion to $1.54 billion; EBITDA(1) guidance revised to $65 million to $85 million; Adjusted EBITDA(1) guidance revised to $105 million to $125 million.

San Diego — May 8, 2017 — Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter and six months ended March 31, 2017.

“We are particularly pleased with our improved operating cash flow and the critical, strategic investments we made in all of our businesses during the quarter. These investments will contribute significantly to the growth of the company,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “Our strategy remains sound and we continue to expect increased order intake in the near term that will drive expanded sales and Adjusted EBITDA going forward.”

Financial Results Comparison

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(in millions)
Sales	$678.4	$679.8	$343.7	$366.0
Operating loss	$(6.2)	$(17.2)	$(2.1)	$(9.1)
Adjusted EBITDA (1)	$36.9	$41.6	$16.8	$30.3
Net income (loss)	$(2.4)	$4.7	$0.5	$10.1
EPS	$(0.09)	$0.18	$0.02	$0.38

Acquisition-related costs (excluding amortization) (2)	$0.7	$24.0	$(0.1)	$19.7
Strategic and IT system resource planning expenses (2)	$14.6	$15.9	$6.0	$9.4
Depreciation and amortization expense	$25.7	$19.0	$12.3	$10.0
Research and development expense	$21.9	$9.6	$12.9	$6.1
Income tax benefit	$12.1	$24.7	$7.0	$21.2

Sales for the second quarter and first half of fiscal 2017 would have been $6.2 million higher and $14.9 million higher, respectively, absent the negative impact from changes in foreign currency rates compared to last year. Sales from recent acquisitions for the first half of fiscal 2017 were $40.8 million compared to $13.7 million for the same period last year, but were not significantly different between the second quarter of fiscal 2017 and the second quarter of last year. The decreases in operating losses for the second quarter and first half of fiscal 2017 were primarily driven by the reduction in acquisition-related expenses from businesses acquired in the Cubic Global Defense Systems (CGD Systems) segment

The decreases in Adjusted EBITDA(1) for the second quarter and first half of the year are primarily attributable to increases in research and development (R&D) activity, a $3.0 million loss incurred in the second quarter of 2017 on a transportation tolling project due to learning curve-related cost growth, and an adverse impact of foreign currency exchange rates of $1.1 million for the quarter and $2.3 million for the first half of the year. The change in net income was primarily caused by a change in the effective tax rate between quarters. In the second quarter of fiscal 2016, a discrete net tax benefit of $16.3 million was recorded related to an acquisition.

Outlook for 2017

Presently, guidance for the current fiscal year is highly dependent on the order intake for our short order cycle businesses (primarily in Cubic Mission Solutions). Until Congress succeeds in funding the government through regular order budgets rather than continuing resolutions, the company’s ability to precisely forecast order intake and, consequently, backlog, revenue and EBITDA(1) on a quarter-by-quarter basis will continue to be inherently limited. We are slightly lowering and narrowing our sales guidance range with a net effect of lowering our midpoint by $10 million. We are lowering our operating income, EBITDA(1) and Adjusted EBITDA(1) guidance ranges by $15 million. These adjustments reflect continued pre-contract award engineering spending on the New York Metropolitan Transportation Authority (MTA) contract and the impact of Department of Defense related timing delays.

•	Sales guidance for fiscal 2017 revised to between $1.50 billion and $1.54 billion.
•	EBITDA(1) guidance revised to $65 million to $85 million.
•	Adjusted EBITDA(1) guidance revised to $105 million to $125 million.
•

EPS guidance has been withdrawn due to the potential for income tax expense volatility. Significant variability in recognized income tax expense may result from changes in the valuation allowance on our U.S. deferred tax assets. Due to the difficulties in forecasting income tax expense within a reasonable range, we have withdrawn our guidance with regards to EPS for fiscal 2017.

(1)

EBITDA and Adjusted EBITDA are non-GAAP financial measures - see the section titled “Use of Non-GAAP Financial Information” for additional information regarding these non-GAAP financial measures. Key foreign exchange rates (full-year average estimated rates) used in the forecasts of sales, EBITDA and Adjusted EBITDA compared to the U.S. dollar were as follows: British pound — 1.25; Australian dollar — 0.76; New Zealand dollar — 0.70.

(2)	See the section below titled “Use of Non-GAAP Financial Information” for a description of the composition of these items

Reportable Segment Results

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Sales:	(in millions)
Cubic Transportation Systems	$271.5	$274.5	$139.6	$148.7
Cubic Global Defense Systems	220.9	212.2	108.4	116.3
Cubic Global Defense Services	186.0	193.1	95.7	101.0
Total sales	$678.4	$679.8	$343.7	$366.0

Operating income (loss):
Cubic Transportation Systems	$17.5	$23.4	$7.8	$19.8
Cubic Global Defense Systems	(4.9)	(24.6)	(4.4)	(21.2)
Cubic Global Defense Services	1.6	4.5	2.0	4.3
Unallocated corporate expenses	(20.4)	(20.5)	(7.5)	(12.0)
Total operating income (loss)	$(6.2)	$(17.2)	$(2.1)	$(9.1)

Cubic Transportation Systems (CTS) sales were lower primarily due to the adverse impacts of foreign currency exchange rates. CTS operating income was lower due to increases in R&D expenditures, including $2.2 million and $3.4 million of costs incurred in the second quarter and first half of fiscal 2017, respectively, for the development of technologies that will be used on a transportation contract that is expected to be awarded later in fiscal 2017. CTS incurred a $3.0 million loss in the second quarter of 2017 on a transportation tolling project due to learning curve-related cost increases.

CGD Systems sales were affected by the sales from acquired businesses. Revenues from businesses acquired in fiscal years 2017 and 2016, all within the CGD Systems operating segment, were $15.3 million and $40.8 million for the second quarter and first half of fiscal 2017, respectively, compared to $13.7 million for both the second quarter and first half of fiscal 2016. The change in CGD Systems operating results was primarily driven by the effects of accounting for business acquisitions in fiscal 2016 and 2017. Including the impacts of business acquisition accounting and amortization expense, the businesses acquired in fiscal years 2017 and 2016 had operating losses of $5.6 million for the second quarter of fiscal 2017 compared to $20.9 million in the second quarter of fiscal 2016. Acquired businesses incurred operating losses of $7.4 million in the first half of fiscal 2017 compared to $22.7 million in the first half of fiscal 2016. In addition, CGD Systems increased R&D expenditures primarily in the development of innovative ground live and virtual training technologies.

Cubic Global Defense Services (CGD Services) sales for the second quarter and first half of fiscal 2017 were lower primarily because of decreased activity on U.S. Army contracts, excluding the contract with the Joint Readiness Training Center, as well as lower activity supporting Special Operations Forces training. The decrease in CGD Services operating income was primarily driven by the decreased activity on the U.S. Army and Special Operations Forces training contracts noted above. In addition, certain contracts that were retained after re-compete were won in the first quarter of fiscal 2017 at reduced pricing due to an extremely competitive bid environment.

Conference Call

Cubic management will host a conference call to discuss the company’s second quarter and first half of fiscal 2017 results today, Monday, May 8 at 4:30 p.m. EDT/1:30 p.m. PDT, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•	(877) 407‑9708 for domestic callers
•	(201) 689‑8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com. Please visit the website at least 15 minutes prior to the call in order to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the “Investor Relations” tab of Cubic’s website.

About Cubic Corporation

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; our strategic investments contributing significantly to the growth of our company; increased order intake in the near term driving expanded sales and Adjusted EBITDA going forward; limitations on the company’s ability to forecast order intake until Congress succeeds in funding the government through regular order budgets rather than continuing resolutions; and our expected award of a transportation contract in fiscal 2017. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effect of sequestration on our contracts; our assumptions concerning behavior by public transit authorities; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; our failure to properly implement our ERP system; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, gains and losses on disposals of fixed assets, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(in thousands)

Net income (loss)	$(2,407)	$4,730	$461	$10,144

Add:
Interest expense, net	7,375	3,180	4,082	2,240
Income taxes	(12,086)	(24,675)	(7,013)	(21,247)
Depreciation and amortization	25,736	18,977	12,292	10,029
EBITDA	18,618	2,212	9,822	1,166
Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	666	23,955	(130)	19,658
ERP system development and supply chain process redesign expense	14,645	15,935	5,980	9,429
Restructuring costs	1,600	(75)	709	311
Loss on sale of fixed assets	405	—	—	—
Other non-operating expense (income), net	945	(398)	398	(223)
Adjusted EBITDA	$36,879	$41,629	$16,779	$30,341

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

(amounts in thousands, except per share data)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net sales:
Products	$298,928	$280,763	$154,168	$155,794
Services	379,458	399,074	189,541	210,230
	678,386	679,837	343,709	366,024
Costs and expenses:
Products	214,015	219,637	109,403	120,445
Services	306,724	314,594	155,582	159,938
Selling, general and administrative expenses	123,114	138,265	59,356	79,774
Research and development	21,878	9,625	12,858	6,143
Amortization of purchased intangibles	17,228	14,954	7,873	8,499
Restructuring costs	1,600	(75)	709	311
	684,559	697,000	345,781	375,110

Operating loss	(6,173)	(17,163)	(2,072)	(9,086)

Other income (expenses):
Interest and dividend income	470	737	223	339
Interest expense	(7,845)	(3,917)	(4,305)	(2,579)
Other income (expense), net	(945)	398	(398)	223

Loss before income taxes	(14,493)	(19,945)	(6,552)	(11,103)

Income tax benefit	(12,086)	(24,675)	(7,013)	(21,247)

Net income (loss)	$(2,407)	$4,730	$461	$10,144

Net income (loss) per share:
Basic	$(0.09)	$0.18	$0.02	$0.38
Diluted	$(0.09)	$0.18	$0.02	$0.38

Dividends per common share	$0.14	$0.14	$0.14	$0.14

Weighted average shares used in per share calculations:
Basic	27,095	26,968	27,103	26,973
Diluted	27,095	26,986	27,159	26,995

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$167,817	$197,127
Restricted cash	77,161	75,648
Marketable securities	18,844	12,996
Accounts receivable - net	344,706	382,581
Recoverable income taxes	6,268	9,706
Inventories - net	113,864	66,362
Other current assets	31,841	38,231
Total current assets	760,501	782,651

Long-term contract receivables	19,562	20,926
Long-term capitalized contract costs	60,872	65,382
Property, plant and equipment, net	101,230	96,316
Deferred income taxes	17,794	2,194
Goodwill	409,091	406,946
Purchased intangibles, net	110,648	123,403
Other assets	8,204	6,590
Total assets	$1,487,902	$1,504,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$250,000	$240,000
Trade accounts payable	68,669	81,172
Customer advances	63,404	49,481
Accrued compensation and other current liabilities	134,618	147,690
Income taxes payable	1,889	1,450
Current portion of long-term debt	435	450
Total current liabilities	519,015	520,243

Long-term debt	200,071	200,291
Other long-term liabilities	96,844	93,978

Shareholders’ equity:
Common stock	35,191	32,756
Retained earnings	806,949	813,035
Accumulated other comprehensive loss	(134,090)	(119,817)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	671,972	689,896
Total liabilities and shareholders’ equity	$1,487,902	$1,504,408

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Operating Activities:
Net income (loss)	$(2,407)	$4,730	$461	$10,144
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,736	18,977	12,292	10,029
Share-based compensation expense	3,357	4,088	1,043	1,970
Change in fair value of contingent consideration	(2,194)	(1,706)	(880)	(897)
Changes in operating assets and liabilities, net of effects from acquisitions	(13,494)	(63,784)	(9,016)	(9,354)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	10,998	(37,695)	3,900	11,892

Investing Activities:
Acquisition of businesses, net of cash acquired	(12,924)	(243,483)	—	(213,765)
Purchases of property, plant and equipment	(15,169)	(21,375)	(8,495)	(11,015)
Purchases of marketable securities	(18,755)	(14,686)	(12,509)	(7,145)
Proceeds from sales or maturities of marketable securities	12,503	29,870	6,257	15,694
Proceeds from sale of fixed assets	1,233	—	—	—
NET CASH USED IN INVESTING ACTIVITIES	(33,112)	(249,674)	(14,747)	(216,231)

Financing Activities:
Proceeds from short-term borrowings	69,280	253,300	32,480	180,700
Principal payments on short-term borrowings	(59,280)	(73,300)	(24,280)	(50,700)
Proceeds from long-term borrowings	—	75,000	—	75,000
Principal payments on long-term debt	(216)	(254)	(109)	(123)
Purchase of common stock	(2,314)	(1,658)	—	—
Dividends paid	(3,679)	(3,641)	(3,659)	(3,641)
Contingent consideration payments related to acquisitions of businesses	(1,988)	(1,679)	—	—
Net change in restricted cash	(1,513)	(3,514)	2,713	(1,102)
NET CASH PROVIDED BY FINANCING ACTIVITIES	290	244,254	7,145	200,134

Effect of exchange rates on cash	(7,486)	(16,553)	5,180	(8,350)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(29,310)	(59,668)	1,478	(12,555)

Cash and cash equivalents at the beginning of the period	197,127	218,476	166,339	171,363

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$167,817	$158,808	$167,817	$158,808

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire Vocality, net	$1,035	$—	$—	$—
Liability incurred to acquire GATR, net	$—	$7,651	$—	$7,651
Liability incurred to acquire TeraLogics, net	$—	$4,998	$—	$—
Liability incurred to acquire H4 Global, net	$—	$952	$—	$—